NEWS RELEASE
LACLEDE GAS COMPANY

720 Olive Street, St. Louis, MO 63101

CONTACT: Richard N. Hargraves

(314) 342-0652

FOR IMMEDIATE RELEASE

Appeals Court upholds Laclede Gas Company’s
Position on its Price Stabilization Program

ST. LOUIS, MO, March 2, 2005 – The Missouri Court of Appeals, Western District, yesterday affirmed a Circuit Court ruling upholding Laclede Gas Company’s retention of a portion of the benefits it generated from a Price Stabilization Program effective during the heating season of 2000-2001.

The Court of Appeals concluded that the tariffs at issue authorized Laclede Gas to retain $4.9 million of the $28.5 million in net gains it had generated, most of which benefited Laclede’s customers by reducing their cost of natural gas. Laclede Gas had previously recorded this $4.9 million as income during fiscal year 2002.

In April 2003, the Missouri Public Service Commission ruled that Laclede should not be allowed to retain the $4.9 million, and the utility appealed the decision to the Circuit Court of Cole County. The Circuit Court upheld Laclede’s position in a November 5, 2003 ruling. The Commission appealed the Circuit Court’s decision to the Missouri Court of Appeals. Yesterday’s appellate court ruling affirmed the Circuit Court’s decision and becomes final within 15 days if no further motions are filed.

Although the Price Stabilization Program has not been in effect since that winter, Laclede Gas has continued to take an aggressive approach to moderate the impact of price fluctuations on its customers. The utility strives for increased price stability through its gas supply risk management program in which it utilizes a variety of financial instruments to protect, or “hedge,” approximately 70% of its normal annual natural gas purchases. Laclede Gas also hedges physically – through the use of its extensive gas storage facilities – which allows the utility to purchase gas during the summer, when prices have historically been more favorable, and to store it for future use.

Laclede Gas Company, a regulated subsidiary of The Laclede Group, Inc., (NYSE: LG), is the largest natural gas distribution utility in Missouri, serving more than 630,000 natural gas customers in the St. Louis area and elsewhere in eastern Missouri.

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